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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

================================================================================

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

     [X]  Preliminary Proxy Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     [ ]  Definitive Proxy Statement

     [ ]  Definitive Additional Materials

     [ ]  Soliciting Material Under Rule 14a-12

                           UNIFAB INTERNATIONAL, INC.
                (Name of registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required

     [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14(a)-6(i)(1),
          14(a)-6(i)(2) or Item 22(a)(2) of Schedule 14A

     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11

          (1)  Title of each class of securities to which transaction applies:

               -----------------------------------------------------------------

          (2)  Aggregate number of securities to which transaction applies:

               -----------------------------------------------------------------

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:

               -----------------------------------------------------------------

          (4)  Proposed maximum aggregate value of transaction:

               -----------------------------------------------------------------

          (5)  Total fee paid:

               -----------------------------------------------------------------

     [ ]  Fee paid previously by written preliminary materials

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:

               -----------------------------------------------------------------

          (2)  Form, Schedule or Registration Statement No.:

               -----------------------------------------------------------------

          (3)  Filing Party:

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          (4)  Date Filed:

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

                           PRELIMINARY PROXY MATERIALS
                               AS OF MAY 12, 2003

                          [UNIFAB LOGO TO BE INSERTED]

                           UNIFAB INTERNATIONAL, INC.
                                 5007 PORT ROAD
                           NEW IBERIA, LOUISIANA 70562

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 10, 2003

                                   ----------

Date:             Thursday, July 10, 2003

Time:             10:00 A.M. C.D.T.

Place:            5007 Port Road, New Iberia, Louisiana

Purposes:         To consider and vote upon the following proposals and to
                  transact such other business as may properly come before the annual meeting:

                  1. To elect eight directors to serve until our 2004 annual meeting or until their respective successors are duly elected and qualified;

                  2. To ratify the appointment of Deloitte & Touche LLP as our independent auditors to audit our financial statements for 2003;

                  3. To amend our articles of incorporation to increase the number of authorized shares of our common stock to 150,000,000; and

                  4. To amend our articles of incorporation to effect a one-for-ten reverse stock split pursuant to which every ten shares of our common stock would be converted into one share of our common stock.

Record Date:      Close of business on June 2, 2003

         YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. You may revoke your proxy at any time before it is voted. We appreciate your cooperation.

                                             By Order of the Board of Directors

New Iberia, Louisiana                        Martin K. Bech
June __, 2003                                Secretary

                           UNIFAB INTERNATIONAL, INC.
                                 5007 PORT ROAD
                           NEW IBERIA, LOUISIANA 70562


                                 PROXY STATEMENT


                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 10, 2003


         We will begin mailing this proxy statement to our shareholders on or about June __, 2003.

         We are furnishing this proxy statement to our shareholders in connection with the solicitation of proxies on behalf of our board of directors for use at our 2003 annual meeting of shareholders to be held on Thursday, July 10, 2003, at 10:00 A.M. C.D.T. at our offices located at 5007 Port Road, New Iberia, Louisiana.

WHO CAN VOTE

         If you held any of our common stock or series A participating preferred stock ("series A preferred stock") at the close of business on June 2, 2003, then you are entitled to notice of, and to vote at, the annual meeting. On that date, 8,189,972 shares of our common stock and 738 shares of our series A preferred stock were outstanding.

QUORUM

         The presence of the holders of a majority of the total votes entitled to be cast at the annual meeting, either in person or represented by proxy, is necessary to constitute a quorum. For purposes of determining a quorum, we will count as present shares of our stock present at the meeting that abstain from voting or that are the subject of broker non-votes. A broker non-vote occurs with respect to a particular matter to be voted on when a broker or broker's nominee, who holds shares of our stock for a beneficial owner, returns a proxy representing those shares but does not vote on the matter because the broker or nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.

VOTING RIGHTS

         Each share of our common stock that you hold entitles you to one vote on all matters that come before the annual meeting. Each share of our series A preferred stock has voting rights equivalent to 100,000 shares of our common stock (see "Transactions with Midland" below). The holders of our common stock will vote together with the holder of our series A preferred stock at the annual meeting. One or more inspectors of election will count votes cast at the annual meeting. Each director will be elected by a plurality of the shares voted (that is, the nominee receiving the largest number of votes will be elected). Proposals One, Two and Three will be decided by a vote of a majority of the shares present or represented at the annual meeting. All other matters voted on will be decided by a majority of the votes cast, except as otherwise provided by statute.

         Broker non-votes are not considered as cast or as being present or represented at the annual meeting for purposes of any matter expected to come before the annual meeting, and will have no effect on the outcome. Shares abstained from voting are not cast but are considered present and represented at the annual meeting; they will have the effect of a negative vote with respect to Proposals One, Two and Three.

EXPECTED VOTE BY MIDLAND FABRICATORS AND PROCESS SYSTEMS, L.L.C.

         Midland Fabricators and Process Systems, L.L.C. ("Midland") is entitled to cast approximately 90% of the votes entitled to be cast at the annual meeting and, as discussed under "Transactions with Midland," Midland has agreed to vote in favor of Proposals One, Two and Three, and in favor of electing all nominees listed on the official proxy card accompanying this proxy statement. As a result, we expect all proposals on the notice of the annual meeting to be approved and all of the board of directors' nominees to be elected.

DISSENTER'S RIGHTS

         Under Louisiana law, our shareholders are not entitled to dissenter's rights with respect to any of the Proposals to be presented at the annual meeting, and we will not independently provide our shareholders with any such rights.

HOW YOUR PROXY WILL BE VOTED

         Our board of directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the annual meeting, whether or not you attend in person. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If you make no specifications on your proxy, your stock will be voted in favor of all of the board's nominees and in favor of all Proposals.

         We expect no matter to be presented for action at the annual meeting other than the items described in this proxy statement. The enclosed proxy will, however, confer discretionary authority with respect to any other matter that may properly come before the meeting. The persons named in the enclosed proxy intend to vote in accordance with their judgment on any such matters.

         If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before your proxy is voted. You may also attend the annual meeting in person and vote by ballot, which would cancel any proxy that you previously submitted.

PROXY SOLICITATION

         We will pay all expenses of soliciting proxies for the annual meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telefax and telegraph. We will request banks, brokerage houses and other institutions, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock and, upon their request, we will reimburse such persons for reasonable out-of-pocket expenses incurred in doing so.

SHAREHOLDER PROPOSALS

         If you want us to consider including a proposal in next year's proxy statement, you must deliver it in writing to Martin K. Bech, Secretary, UNIFAB International, Inc., 5007 Port Road, New Iberia, Louisiana 70562, by June 1, 2004. However, if the date of our 2004 annual meeting changes more than 30 days from the date of our coming 2003 annual meeting, we will include the deadline for delivery of proposals for inclusion in our 2004 proxy statement in our Form 10-K or a Form 10-Q that we will file with the Securities and Exchange Commission (the "SEC").

DIRECTOR NOMINATIONS

         If you want to nominate a person for election to our board of directors at the annual meeting, you must comply with the notice requirements set forth in our articles of incorporation. In order to be timely, you must deliver written notice of your nomination to Martin K. Bech, Secretary, UNIFAB International, Inc., 5007 Port Road, New Iberia, Louisiana 70562, by July 7, 2003. Your notice must include the name, age, and principal occupation of your nominee, as well as your nominee's written consent to being named in our proxy statement as a nominee and to serve as a director if elected. Your notice should also include your name, address, and the number of shares of our capital stock which you beneficially own. Our articles of incorporation are filed with the SEC, and you should refer to them for a complete description of our notice requirements.

                            TRANSACTIONS WITH MIDLAND

         In April 2002, we entered into a preferred stock purchase, debt exchange and modification agreement with Midland (the "Midland agreement"). William A. Hines, who is now the chairman of our board of directors, is a manager of, and the owner of a 45.5% membership interest in, Midland. The remaining membership interest in Midland is owned by Mr. Hines' former spouse and members of his immediate family. The terms of the Midland agreement were determined by arm's length negotiation between our senior management team and its representatives, and Mr. Hines and his representatives. Mr. Hines had been the principal shareholder of Allen Tank, Inc., which we purchased in 1998. From the time of that acquisition in 1998 until March 2001, Mr. Hines served as a director of our company. At the time of entering into the Midland agreement, Mr. Hines held no position with our company and his only relationship with our company was his ownership of 10,968 shares of our common stock, which he continues to own. Upon consummating the Midland agreement in August 2002, Mr. Hines re-joined our board of directors and became its chairman.

         Pursuant to the Midland agreement and prior to its consummation on August 13, 2002:

     o We consented to Midland's acquisition of the rights of the lenders under our credit agreement dated November 30, 1999, as amended, with Bank One, Louisiana, N.A. and three other commercial banks. On May 1, 2002, Midland acquired the rights of those lenders under the credit agreement for $13,870,000 in cash, the source of which was capital contributions from its members. On that date, the total amount of principal, accrued interest and penalties owing under the credit agreement was $21,331,564. Thereafter, and prior to the consummation of the Midland agreement, Midland advanced to us $2,814,500, which we used to meet our working capital needs and establish a cash collateral account with Bank One to secure our obligations under outstanding letters of credit.

     o Midland acquired claims against us in the amount of $5,622,881 held by our unsecured creditors. Midland's acquisition cost for these claims was an aggregate of $2,851,373, including payments made to the unsecured creditors, fees paid to a collection agent and attorneys' fees. Midland's source of these payments was capital contributions from its members.

     o Midland agreed to assist us in obtaining a $7 million line of credit, and we and Midland subsequently agreed that this line of credit would be in the amount of $8 million, which we established in November, 2002.

     o We entered into agreements, effective April 2002, terminating the employment agreement of Dailey J. Berard, who was then a director of our company and was formerly chairman of the board, president and chief executive officer of our company, and the consulting agreement of Jerome E. Chojnacki, who was then our chairman of the board, president and chief executive officer; in exchange for the termination of their agreements, we made one-time cash payments of $75,000 to each of Messrs. Berard and Chojnacki (see "- Agreements with Named Executive Officers"). Also effective April 2002, we obtained the resignation of Mr. Berard as a director of our company, and the resignation of Mr. Chojnacki as our chairman of the board, president and chief executive officer.

     o Midland agreed to assist us in taking all steps necessary to continue the listing of our common stock on the Nasdaq SmallCap Market for a period of at least two years following consummation of the Midland agreement.

     o Midland agreed to cause its designees to our board of directors to approve the calling of a meeting of shareholders for the purpose of voting on an increase in the authorized number of shares of our common stock, as contemplated by Proposal Three in this proxy statement, and to approve a rights offering to our shareholders at $0.35 per share. Midland also agreed to vote its shares in favor of the proposed increase in the authorized number of our shares.

         Upon consummation of the Midland agreement on August 13, 2002:

     o $10,000,000 of the amount we owed Midland under the credit agreement was cancelled in exchange for 738 shares of our series A preferred stock. Each share of this preferred stock has voting rights equal to 100,000 shares of our common stock, and will convert into 100,000 shares of our common stock when the authorized number of our unissued and unreserved common shares is at least 100 million, as will occur if Proposal Three is approved by our shareholders.

     o $12,791,024 of the amount we owed Midland under the credit agreement was converted into the following, which continue to constitute secured indebtedness under the credit agreement: (i) a convertible debenture in the principal amount of $10,651,564 payable in five equal annual installments, bearing interest at Wall Street Journal Prime (that is, the prime rate of interest reported in the Wall Street Journal in its daily table of "Money Rates") plus 2.5 percentage points and convertible into shares of our common stock at $0.35 per share (the closing price of our common stock on the Nasdaq National Market on March 6, 2002, the date we concluded negotiations on the terms of the convertible debenture); and (ii) a promissory note in the principal amount of $2,139,500 (the amount of the advances made to us by Midland after we entered into the Midland agreement), which is payable August 13, 2005 and bears interest at the rate of Wall Street Journal Prime plus 3.0 percentage points.

     o Midland transferred to us the claims it had acquired from our unsecured creditors in the amount of $5,622,881. In exchange for these claims, we delivered to Midland a promissory note in the principal amount of $4,708,936, payable August 13, 2006, and bearing interest at the rate of Wall Street Journal Prime plus 3.0 percentage points. This promissory note also constitutes secured indebtedness under our credit agreement with Midland.

     o $675,000 of the amount we owed Midland under the credit agreement was cancelled in exchange for the assignment to Midland of accounts receivable of our subsidiary, Superior Derrick Services of Texas, L.L.C., in the amount of $1,191,405, against which we had established reserves of $516,405.

     o $680,000 of the amount we owed Midland under the credit agreement (substantially all of which consisted of penalties) was forgiven by Midland, and Midland waived all of our defaults under the credit agreement.

     o Charles E. Broussard resigned from our board of directors, and our remaining directors, Perry Segura and George C. Yax, appointed Mr. Hines, Frank J. Cangelosi, Jr., William A. Downey, Daniel R. Gaubert, Donald L. Moore and Allen C. Porter, Jr., all designated by Midland, as members of our board.

         At April 30, 2003, accrued and unpaid interest on all amounts owed to Midland was $399,614.00.

         On that date, Midland was prepared to cause our company to conduct the rights offering, in accordance with its obligations under the Midland agreement. However, the closing price per share for a share of our common stock was $0.32, which was less than the rights offering price that Midland and our company had agreed to. Accordingly, our board of directors, acting solely through its directors, who are not affiliated with Midland, amended the Midland agreement to delete the requirement that a rights offering be conducted. In so deciding, our board considered the expense of conducting a public offering of our common stock, which would include significant legal and accounting expenses, and considered the likelihood that, assuming our common stock price would remain at its April 30, 2003 level, no shareholders would subscribe to the offering.

                              ELECTION OF DIRECTORS

         At our 2002 annual meeting, the shareholders approved an amendment to our articles of incorporation and by-laws to declassify our board of directors, such that all of our directors are now elected annually. Prior to the passage of this amendment, the members of our board of directors were divided into three classes serving three-year staggered terms, with the number of directors in each class being as nearly equal as possible and directors for one of the three classes being elected each year. Our board of directors has also amended our by-laws to make them consistent with this amendment to our articles of incorporation.

         Our board of directors has nominated the eight directors named below for re-election at the 2003 annual meeting and recommends that our shareholders vote FOR the election of the nominees. In the absence of contrary instructions, the proxy holders will vote for the election of the nominees listed below. In the unanticipated event that the nominees are unavailable as candidates for director at the annual meeting, the persons named in the accompanying proxy will vote for substitute candidates nominated by our board of directors.

         The following table sets forth for each person nominated for election to our board of directors, their age, position, principal occupation and employment during the past five years and their directorships in other public corporations, as of April 15, 2003, and the year that they were first elected a director of our company or its predecessor.

                                         PRINCIPAL OCCUPATION AND DIRECTORSHIPS IN                                       DIRECTOR
             NAME AND AGE                OTHER PUBLIC CORPORATIONS                                                         SINCE
             ------------                -----------------------------------------                                       --------

Frank J. Cangelosi, Jr., 49........      Mr. Cangelosi, a certified public accountant, has served as                       2002
                                         the Vice President of Finance of Nassau Holding Corporation,
                                         the parent company of several oilfield-related companies,
                                         since June 1985.

William A. Downey, 56..............      Mr. Downey serves as our Executive Vice President and Chief                       2002
                                         Operating Officer and is also the President of Universal
                                         Fabricators, LLC, a wholly owned subsidiary of our company.
                                         Mr. Downey previously served as Vice President of Operations for Gulf Island Fabrication, Inc., a publicly traded company engaged in the fabrication of platforms and structures used in the development and production of oil and gas, from May
                                         1985 through January 2000.  Mr. Downey was also the President of Gulf Island, LLC, a subsidiary of Gulf Island Fabrication,
                                         Inc., from January 2000 through June 2000.

Daniel R. Gaubert, 54..............      Mr. Gaubert was appointed Vice President of Finance and Chief                     2002
                                         Accounting Officer of Kellogg Brown & Root, Inc. (a wholly owned subsidiary of the Halliburton Company) in May 2003, and served as a consultant to Kellogg Brown & Root, Inc. from
                                         October 2002 through April 2003.  Mr. Gaubert previously
                                         served as the Chief Financial Officer of McDermott
                                         International, Inc. from 1996 until his retirement in 2001, and served as a consultant to McDermott International, Inc.
                                         from 2001 to December 2002.  In February 2000, The Babcock &
                                         Wilcox Company, a subsidiary of McDermott International,
                                         Inc., filed a petition to reorganize under Chapter 11 of the
                                         U.S. Bankruptcy Code in order to determine and resolve its asbestos-related liabilities; at the time this petition was filed, Mr. Gaubert was serving as the Chief Financial Officer of The Babcock & Wilcox Company.

William A. Hines, 66...............      Mr. Hines serves as our Chairman of the Board and is also the                     2002
                                         Chairman of the Board and President of Nassau Holding
                                         Corporation, the parent company of several oilfield-related companies, including Midland, and a director of Whitney
                                         Holding Corporation, a publicly traded regional bank holding company.  Mr. Hines previously served as a director of our company from July 1998 through March 2001.

                                         PRINCIPAL OCCUPATION AND DIRECTORSHIPS IN                                       DIRECTOR
             NAME AND AGE                OTHER PUBLIC CORPORATIONS                                                         SINCE
             ------------                -----------------------------------------                                       --------

Donald L. Moore, 64................      Mr. Moore, a certified public accountant, was the managing                        2002
                                         partner of the New Orleans office of the national accounting firm of Ernst & Young LLP for over 20 years prior to his
                                         retirement in September 1998.  Mr. Moore serves on the boards of directors of several charitable organizations, including the Louisiana Chapter of the Salvation Army and the New
                                         Orleans Opera Association.

Allen C. Porter, Jr., 70...........      Mr. Porter serves as our President and Chief Executive                            2002
                                         Officer and as the President of Allen Process Systems, LLC, a
                                         wholly owned subsidiary of our company.  Mr. Porter was the founder and President of Allen Tank, Inc., the predecessor of
                                         Allen Process Systems, LLC.  From 1998 to 2000, Mr. Porter
                                         was a construction manager for Versatruss Americas LLC, a
                                         designer and manufacturer of offshore heavy lift systems.
                                         From 2000 through his joining our company in August 2002, Mr.
                                         Porter was the Executive Vice President of Yarbrough Cable
                                         Co., a Versabar company.

Perry Segura, 73...................      Mr. Segura served as our Chairman of the Board from April                         1980
                                         2002 to August 2002.  Mr. Segura is an architect and real
                                         estate developer.  Mr. Segura is a member of the Board of
                                         Supervisors of Louisiana State University and was its
                                         Chairman from 1997 to 1998 and its Vice Chairman from 1996 to
                                         1997.

George C. Yax, 62..................      Mr. Yax is currently a rancher and was a co-founder of Ceanic                     1997
                                         Corporation (formerly, American Oilfield Divers, Inc.), a
                                         publicly traded provider of subsea products and services to the offshore oil and gas industry.  Mr. Yax served as
                                         Chairman of the Board of Ceanic Corporation until its sale in
                                         August 1998.

         Our board of directors has primary responsibility for directing our management and affairs. During 2002, our board of directors held 1 regular meeting and 13 special meetings. Each director attended 75% or more of the aggregate number of meetings of the board of directors and committees of which he was a member held during 2002.

         Our board has established an audit committee and a compensation committee. The audit committee met 5 times and the compensation committee met 2 times during 2002. Our board does not have a nominating committee.

         Our audit committee reviews our quarterly financial statements and annual audit; meets with our independent auditors to review our internal controls and financial management practices; and exercises general oversight of the integrity and reliability of our accounting and financial reporting practices and the effectiveness of our system of internal controls. The current members of our audit committee are Daniel R. Gaubert, Donald L. Moore, Perry Segura and George C. Yax. None of the members of the audit committee is an officer or employee of our company or any of our subsidiaries or affiliates.

         Our compensation committee analyzes, reviews and makes recommendations to our board concerning compensation programs and administers our long-term incentive plan. The current members of our compensation committee are Frank J. Cangelosi, Jr., Daniel R. Gaubert, Donald L. Moore and George C. Yax. Other than Mr. Cangelosi, none of the members of the compensation committee is an officer or employee of our company or any of our subsidiaries or affiliates. Mr. Cangelosi is the Vice President of Finance of Nassau Holding Corporation, the parent company of Midland, which is the beneficial owner of approximately 93% of the company's outstanding common stock (see "Stock Ownership").

DIRECTOR COMPENSATION

         Each director who is not also an employee of the company receives an annual fee of $12,000 for his services as a director. We reimburse all directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings.

         In addition, in each year during which our long-term incentive plan is in effect and a sufficient number of shares are available under the plan, on the day of each annual meeting of shareholders, each non-employee director will receive an option to purchase up to 2,500 shares of common stock at an exercise price equal to the fair market value of our common stock on such date. The compensation committee determines the exact date of the grant and the number of shares subject to the option. Each stock option shall be fully exercisable on the date of its grant and will expire ten years from the date of grant, unless the non-employee director ceases to be a director. In that case, the exercise period will be shortened. In accordance with this arrangement, on January 2, 2003, we granted each non-employee director an option to buy 2,500 shares of our common stock at an exercise price of $0.25, the fair market value of our common stock on that date.

                                 STOCK OWNERSHIP

         The following table sets forth, as of April 30, 2003 and, to the extent known by our company, certain information regarding beneficial ownership of our common stock and series A preferred stock by (1) each of our directors, (2) each of our executive officers for whom compensation information is disclosed under "Executive Compensation" below, (3) all of our directors and executive officers as a group, and (4) persons having beneficial ownership of more than 5% of our outstanding common stock or series A preferred stock. The information below does not reflect the effect of the one-for-ten reverse stock split described in Proposal Four. Unless otherwise indicated, we believe that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to us by them. Except as otherwise noted, the address for the beneficial owners listed below is c/o UNIFAB International, Inc., 5007 Port Road, New Iberia, Louisiana 70560.

                                                          NUMBER                             NUMBER OF
                                                        OF COMMON           PERCENT OF       PREFERRED        PERCENT OF
                                                          SHARES           OUTSTANDING         SHARES        OUTSTANDING
                                                       BENEFICIALLY           COMMON        BENEFICIALLY      PREFERRED
NAME OF BENEFICIAL OWNER                                 OWNED(1)            STOCK(2)          OWNED           STOCK(2)
------------------------                               ------------        ------------     ------------     ------------
Martin K. Bech ...................................           11,400(3)                *                0               --
Dailey J. Berard .................................          430,386(4)              5.3                0               --
Charles E. Broussard .............................          419,934(5)              5.1                0               --
Jerome E. Chojnacki ..............................           50,000(6)                *                0               --
Frank J. Cangelosi, Jr. ..........................                0                  --                0               --
William A. Downey ................................          250,000                   *                0               --
Daniel R. Gaubert ................................            2,500                   *                0               --
Glenn D. Gros ....................................           18,000                   *                0               --
William A. Hines (7) .............................      104,244,007                92.7              738              100
Donald L. Moore ..................................            2,500                   *                0               --
Allen C. Porter, Jr. .............................          250,012                   *                0               --
Peter J. Roman ...................................           58,041                   *                0               --
Perry Segura .....................................          464,477(8)              5.6                0               --
George C. Yax ....................................           25,000                   *                0               --
Midland Fabricators and Process Systems, L.L.C. ..      104,233,039(9)             92.7              738              100
All directors and executive officers
     as a group (10 persons)(10) .................      105,307,937                93.9              738              100

----------

*        Ownership is less than 1%

(1) Includes shares that could be acquired within sixty days after April 30, 2003, upon the exercise of options granted pursuant to our long-term incentive plan, as follows: Mr. Bech, 10,000 shares; Mr. Broussard, 12,500 shares; Mr. Downey, 250,000 shares; Mr. Gaubert, 2,500 shares; Mr. Gros, 10,000 shares; Mr. Moore, 2,500 shares; Mr. Porter, 250,000 shares; Mr. Roman, 54,000 shares; Mr. Segura, 15,000 shares; Mr. Yax, 15,000 shares; and all directors and executive officers as a group (10 persons), 599,000 shares.

(2) Based on 8,189,972 shares of our common stock and 738 shares of our series A preferred stock outstanding as of April 30, 2003, except that the percentage ownership of William A. Hines and Midland Fabricators and Process Systems, L.L.C. and the directors and executive officers as a group has been calculated assuming the conversion of Midland Fabricators and Process Systems, L.L.C.'s 738 shares of series A preferred stock and its convertible debenture in the principal amount of $10,651,564 (see "Transactions with Midland").

(3) Shares shown as beneficially owned by Mr. Bech include 400 shares held by the custodian of an individual retirement account for the benefit of Mr. Bech's spouse.

(4) Based in part on the Schedule 13G Amendment No. 3, dated February 7, 2001, filed with the SEC, and includes 15,700 shares owned by Mr. Berard's spouse, with respect to which Mr. Berard shares investment and voting power. Mr. Berard's address is 110 Mountainside Drive, Lafayette, Louisiana 70503.

(5) Based in part on the Schedule 13G Amendment No. 3, dated February 7, 2001, filed with the SEC, and includes 151,900 shares owned by a company controlled by Mr. Broussard, 254,534 shares owned by a limited liability company controlled by Mr. Broussard and 500 shares owned by his spouse, with respect to which Mr. Broussard shares investment and voting power. Mr. Broussard, as a non-employee director of our company, received options to purchase 12,500 shares of our common stock pursuant to our long-term incentive plan. Mr. Broussard sold 4,500 shares of our common stock in March 2002, and resigned from our board of directors on August 12, 2002. Under our long-term incentive plan, Mr. Broussard is allowed one year from the date of his resignation, or until August 12, 2003, to exercise his exercisable options. Mr. Broussard's address is 23604 South Louisiana Highway 82, Kaplan, Louisiana 70548.

(6) Mr. Chojnacki resigned as our chairman of the board, president and chief executive officer in April 2002 (see " - Agreements with Named Executive Officers"). Upon his resignation, the unexercisable options held by Mr. Chojnacki were forfeited. Under our long-term incentive plan, Mr. Chojnacki was allowed 30 days from the date of his resignation in which to exercise his exercisable options. Mr. Chojnacki did not exercise any of his exercisable options within such time and, as a result, all such options were forfeited. Mr. Chojnacki's address is 14550 Torrey Chase Boulevard, Suite 260, Houston, Texas 77014.

(7) Mr. Hines is a manager and the owner of a 45.5% membership interest in Midland and, accordingly, is deemed to be a beneficial owner of the shares of our common stock and series A preferred stock deemed to be beneficially owned by Midland. Mr. Hines is also the direct owner of 10,968 shares of our common stock.

(8)      Includes 373,591 shares owned by a company controlled by Mr. Segura.

(9) Represents 73,800,000 shares of our common stock issuable upon conversion of the 738 shares of our series A preferred stock held by Midland, and 30,433,039 shares of our common stock issuable upon conversion of the convertible debenture issued by our company in the principal amount of $10,651,564 (see "Transactions with Midland").

(10) Includes only those persons who are directors and executive officers of our company as of April 30, 2003.

                             EXECUTIVE COMPENSATION

         The following table provides you with information about the compensation we paid in 2002 (January 1, 2002 to December 31, 2002), 2001 (January 1, 2001 to December 31, 2001), transition 2000 (April 1, 2000 to December 31, 2000) and fiscal 2000 (April 1, 1999 to March 31, 2000), to our chief executive officers and our other executive officers whose individual salary and bonus for the calendar year 2002 exceeded $100,000 in the aggregate (collectively, the "Named Executive Officers"). The information below does not include the amount of perquisites provided to the Named Executive Officers because the threshold for disclosure under the SEC rules was not met.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                           ANNUAL COMPENSATION             COMPENSATION
                                                        --------------------------  ---------------------------
                                                                                    RESTRICTED       SECURITIES
                                               FISCAL                                  STOCK         UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                     YEAR      SALARY          BONUS        AWARD         OPTIONS(#)    COMPENSATION(1)
---------------------------                    ------   -----------    -----------  -----------      -----------   ---------------

Jerome E. Chojnacki ........................    2002    $   100,000    $         0  $         0      $         0   $    78,240(2)(4)
  President and Chief Executive Officer         2001         75,000         50,000       55,500(3)       150,000         1,944(4)

Allen C. Porter, Jr. .......................    2002         95,139              0            0          250,000        64,800(7)
  President and Chief Executive Officer (5)

William A. Downey ..........................    2002         75,323              0            0          250,000        62,200(7)
  Executive Vice President (6)

Peter J. Roman .............................    2002        140,000              0            0                0             0
   Vice President                               2001        104,770              0           --                0             0
                                                2000*        67,500              0           --           30,000           113(1)
                                                2000**       90,000         37,800           --                0         1,575(1)

Glenn D. Gros ............................    2002        135,708              0            0                0               0
   Vice President (8)                         2001         94,615              0            0           10,000               0

Martin K. Bech ...........................    2002        118,739              0            0                0               0
  Vice President and Secretary (9)            2001         77,917              0            0           10,000               0

----------

*        Transition 2000 (April 1, 2000 to December 31, 2000).

**       Fiscal 2000 (April 1, 1999 to March 31, 2000).

(1)      Comprised of our contributions to our 401(k) Plan.

(2) Mr. Chojnacki served as our chairman of the board, president and chief executive officer from October 2001 until his resignation in April 2002, at which time Mr. Chojnacki received a one-time payment of $75,000 in connection with the termination of the consulting agreement pursuant to which Mr. Chojnacki served our company (see "-Agreements with Named Executive Officers").

(3) On November 7, 2001, we granted 50,000 restricted shares of our common stock to Mr. Chojnacki; the closing price of our common stock on the Nasdaq National Market on the date of grant was $1.11 per share. As of December 31, 2001, Mr. Chojnacki held an aggregate of 50,000 restricted shares of our common stock having an aggregate value of $32,500, based upon the $0.65 per share closing price of our common stock on the Nasdaq National Market on such date. Any dividends declared by our board of directors and paid with respect to unrestricted shares of our common stock will be paid with respect to any restricted shares of our common stock then held by Mr. Chojnacki.

(4) Includes premium payments of $3,240 in 2002 and $1,944 in 2001 for a life insurance policy for the benefit of Mr. Chojnacki.

(5) Mr. Porter rejoined our company in April 2002 as a consultant and in August 2002 he was named President and Chief Executive Officer. Mr. Porter was the founder of Allen Tank, Inc., which was acquired by our company in June 1998. Mr. Porter was not involved with the company after the acquisition until his return in April 2002.

(6) Mr. Downey joined our company in April 2002 as a consultant and in August 2002 he was named Executive Vice President and Chief Operating Officer.

(7) Represents consulting fees paid to Mr. Porter and Mr. Downey prior to their appointments as Chief Executive Officer and Chief Operating Officer, respectively.

(8)      Mr. Gros joined our company in March 2001.

(9)      Mr. Bech joined our company in April 2001.

STOCK OPTION GRANTS

         The following table provides you with information about the stock options that we granted to Messrs. Porter and Downey in 2002. We did not grant stock options to any of our other Named Executive Officers in 2002.

                              OPTION GRANTS IN 2002

                                                                                                                  GRANT DATE
                                                         INDIVIDUAL GRANTS                                           VALUE
                             -----------------------------------------------------------------------------     ---------------
                                NUMBER OF
                                SECURITIES
                                UNDERLYING     % OF TOTAL OPTIONS        EXERCISE OR                              GRANT DATE
                                 OPTIONS           GRANTED TO             BASE PRICE          EXPIRATION            PRESENT
        NAME                 GRANTED (#)(1)     EMPLOYEES IN 2002           ($/SH)               DATE              VALUE (2)
        ----                 ---------------   ------------------      ---------------     ---------------     ---------------

Allen C. Porter, Jr. ....            250,000                50.0%      $          0.39             8/16/12     $        52,500

William A. Downey .......            250,000                50.0%      $          0.39             8/16/12     $        52,500

----------

(1) Of the options granted to Messrs. Porter and Downey, each 250,000 share grant was exercisable on the grant date.

(2) We used the Black-Scholes option pricing model to determine the grant date present value of the stock options that we granted in 2002 to Messrs. Porter and Downey. Under the Black-Scholes option pricing model, the grant date present value of each stock option referred to in the table was calculated to be $0.21. We used the following facts and assumptions in making such calculation: (a) an exercise price of $0.39 for each such stock option; (b) a fair market value of $0.39 for one share of common stock on the date of grant; (c) no dividend payments on our common stock; (d) a stock option term of 10 years; (e) a stock volatility of 1.042, based on an analysis of monthly closing stock prices of shares of our common stock during a 240-week period; and (f) an assumed risk-free interest rate of 2.22%, which is equivalent to the yield on a 2-year treasury note on the grant date. We applied no other discounts or restrictions related to vesting or the likelihood of vesting of stock options. We multiplied the resulting grant date present value of $0.21 for each stock option by the total number of stock options granted to Messrs. Porter and Downey to determine the total grant date present value of such stock options.

OUTSTANDING STOCK OPTIONS

         The following table provides you with information about all outstanding stock options held by each of the Named Executive Officers as of December 31, 2002. None of our Named Executive Officers exercised stock options in 2002.

                   AGGREGATED OPTIONS AS OF DECEMBER 31, 2002

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS AT
                                                              OPTIONS AT 12/31/02(#)             12/31/02(1)
                                                            EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
                                                            -------------------------     -------------------------
Allen C. Porter, Jr. ................................              250,000/0                         0/0
William A. Downey ...................................              250,000/0                         0/0
Peter J. Roman ......................................               52,000/0                         0/0
Glenn D. Gros .......................................                6,666/3,334                     0/0
Martin K. Bech ......................................                6,666/3,334                     0/0

----------

(1) On December 31, 2002, the closing sales price of our common stock on the Nasdaq SmallCap Market was $0.22 per share.

(2) Upon his resignation from our company in April 2002, Mr. Chojnacki forfeited his 100,000 unexercisable options. Under our long-term incentive plan, Mr. Chojnacki was allowed 30 days from the date of his resignation in which to exercise his exercisable options. Mr. Chojnacki did not exercise any of his exercisable options within such time and, as a result, all such options were forfeited.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Agreement with Mr. Chojnacki

         Upon the resignation of Mr. Berard, we entered into a consulting agreement with Mr. Chojnacki in October 2001 pursuant to which Mr. Chojnacki served as our chairman of the board, president, and chief executive officer Mr. Chojnacki entered into the consulting agreement through Varix, Ltd. ("Varix"), a limited partnership which he controlled; at the time of entering into the agreement, the sole general partner of Varix was a limited liability company in which Mr. Chojnacki held a 100% membership interest.

         The consulting agreement, which was to remain effective through the end of 2002, provided for an annual fee of $375,000 payable in monthly installments, and an annual bonus equal to the greater of $50,000 or 10% of our annual EBITDA (earnings before income tax, depreciation and amortization). Pursuant to the agreement, we granted to Mr. Chojnacki 50,000 restricted shares of our common stock, and an option to purchase 150,000 shares of our common stock at an exercise price of $1.11 per share.

         The Midland agreement required us to terminate Mr. Chojnacki's employment agreement effective April 2002, make a one-time cash payment of $75,000 to Mr. Chojnacki in exchange for the termination of his employment agreement, and cause Mr. Chojnacki to resign as a director of our company. Accordingly, we, Mr. Chojnacki and Varix entered into an agreement, effective April 2002, terminating the consulting agreement and all obligations of the parties thereunder, releasing us from any claims of Mr. Chojnacki or Varix arising out of the consulting agreement, providing for the required cash payment to Mr. Chojnacki, and providing for the resignation of Mr. Chojnacki as our chairman of the board, president and chief executive officer.

Agreement with Mr. Downey

         On August 19, 2002, the Company entered into a four-year agreement with William A. Downey pursuant to which Mr. Downey will serve as a full-time consultant to the company for one year, and will consult with the company on a project-by-project basis for the remaining three years. Under the agreement, Mr. Downey receives a monthly salary of $5,000 and all benefits to which executive officers of the company are entitled, and he received immediately exercisable options to acquire 250,000 shares of common stock of the Company for $0.39 per share. If Midland and/or William A. Hines and his family cease to own a controlling interest in the Company, then Mr. Downey would be relieved of his obligations to perform services for the Company and would have the option to continue to receive $5,000 per month during the remaining term of the agreement or to receive all amounts due under the agreement in one lump sum.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 2002, Messrs. Broussard, Cangelosi, Moore and Yax comprised our compensation committee. Mr. Gaubert was added as a member to the compensation committee in March 2003. Other than Mr. Cangelosi, none of the members of our compensation committee have ever served as an officer or employee of our company or any of our subsidiaries or affiliates. Mr. Cangelosi is the Vice President of Finance of Nassau Holding Corporation, the parent company of Midland, which is the beneficial owner of approximately 93% of the company's outstanding common stock (see "Stock Ownership").

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Our compensation committee has the authority, among other things, to review, analyze, and recommend compensation programs to the company's board of directors and to administer and grant awards under the company's employee benefit plans.

         The company's executive compensation consists primarily of (1) salaries, (2) annual cash incentive bonuses and (3) long-term incentive compensation in the form of stock options granted under the company's long-term incentive plan. In February 2002, our compensation committee approved an increase in the annual salary of Glenn D. Gros, the then vice president of operations of the company, to $135,000, and approved an increase in the annual salary of Martin K. Bech, the company's vice president, secretary and general counsel, to $118,000. The salaries of the company's other executive officers are based on their levels of responsibility and the board of directors and our committee's subjective assessments of their performance.

         The amount of the annual bonus payable to Jerome E. Chojnacki, who served as the company's president and chief executive officer from October 2001 until his resignation from the company in April 2002, was determined in accordance with the terms of his consulting agreement, under which he was entitled to receive, as an annual incentive bonus, the greater of ten percent of the company's EBITDA (earnings before income tax, depreciation and amortization) or $50,000. The Midland agreement, however, required us to terminate Mr. Chojnacki's employment agreement effective April 2002 and make a one-time cash payment of $75,000 to Mr. Chojnacki in exchange for the termination of his employment agreement, and cause Mr. Chojnacki to resign as a director of our company. As a result of the termination of the consulting agreement, Mr. Chojnacki was not eligible to receive a bonus for 2002.

         The company has adopted an executive compensation program for its other executive officers that ties a portion of executive compensation to its short-term performance. Under this program, executive officers and other key employees of the company are entitled to receive, as an annual incentive bonus, a percentage of their respective annual salary ranging from 22.5% to 70%, depending on the percentage net income return on the company's capital. The company must achieve a minimum 10% net income return on its capital for any of these officers and employees to receive a minimum bonus of 22.5% of their respective annual salary, and each of them may receive the maximum bonus of 70% of their respective annual salary if the company achieves a 30% or greater net income return on its capital. The company did not achieve a minimum 10% net income return on its capital in 2002; accordingly, the company did not pay a bonus for that period to any of its executive officers or key employees.

         The company also provides long-term incentives to its executive officers in the form of stock options granted under the company's long-term incentive plan. The stock option awards are intended to reinforce the relationship between compensation and increases in the market price of the company's common stock and to align the executive officers' financial interests with that of the company's shareholders. Generally, we base the size of these awards on the position of each participating officer and a subjective assessment of the officer's individual performance. Pursuant to the terms of his employment agreement, Mr. Downey was granted options to acquire 250,000 shares of the company's common stock for $0.39 per share in 2002. Mr. Porter was also granted options to acquire 250,000 shares of the company's common stock for $0.39 per share in 2002. No other named executive officers received a stock option grant in 2002. The table entitled "Option Grants in 2002" in the section of this annual report on Form 10-K entitled "Executive Compensation" sets forth certain information about the stock options granted to Messrs. Porter and Downey in 2002. Also included in the "Summary Compensation Table" in the section of this annual report on Form 10-K entitled "Executive Compensation" are the number of securities underlying stock options granted to certain of our executive officers in 2001, fiscal 2000 and transition 2000.

         Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. None of the company's executive officers reached the deductibility limitation for 2002. Our compensation committee believes that the stock options granted to Messrs. Porter and Downey, as discussed above, qualify for the exclusion from the deduction limitation under Section 162(m). Our compensation committee anticipates that the remaining components of individual executive compensation that do not qualify for an exclusion from Section 162(m) should not exceed $1 million in any year and therefore will continue to qualify for deductibility.

                           The Compensation Committee*

                                  George C. Yax

----------

* Mr. Broussard resigned from our board of directors in August 2002, prior to the filing of this report. Messrs. Cangelosi and Moore were appointed to our compensation committee in August 2002 and Mr. Gaubert was appointed to our compensation committee in March 2003, subsequent to the committee's deliberations concerning our executive compensation for 2002.

PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return on our common stock from March 31, 1998, through December 31, 2002, with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Oil & Gas Equipment & Services Index for the same period. The returns are based on an assumed investment of $100 March 31, 1998 in our common stock and in each of the indices, and on the assumption that dividends were reinvested. The assumed $100.00 investment in our common stock was made at $17.50 per share, the closing price on March 31, 1998.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                   UNIFAB INTERNATIONAL, INC., S&P 500 INDEX &
                    S&P OIL & GAS EQUIPMENT & SERVICES INDEX


                               (PERFORMANCE GRAPH)

                                             March 31,      March 31,      March 31,     December 31,   December 31,   December 31,
                                                1998           1999           2000           2000           2001           2002
                                             ----------     ----------     ----------    ------------   ------------   ------------

UNIFAB International, Inc.                   $   100.00     $    46.43     $    45.71     $    54.29     $     3.71     $     1.26
S&P 500                                          100.00         118.46         139.71         124.15         109.39          85.22
S&P Oil & Gas (Equipment & Services)
Index                                            100.00          78.62         102.56         108.70          72.35          64.04

ASSUMES $100 INVESTED ON SEPTEMBER 19, 1997 IN UNIFAB INTERNATIONAL, INC. COMMON STOCK, S&P 500 INDEX AND S&P OIL & GAS (DRILLING & EQUIPMENT) INDEX

* TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS

                             AUDIT COMMITTEE REPORT

         At December 31, 2002, our audit committee was composed of five directors: Frank J. Cangelosi, Jr., Daniel R. Gaubert, Donald L. Moore, Perry Segura and George C. Yax. Mr. Cangelosi resigned from the audit committee effective April 15, 2003. Messrs. Gaubert, Moore, Segura and Yax are all independent directors, as defined in the listing standards applicable to companies listed on The Nasdaq Stock Market. The committee operates under a written charter approved by the committee and adopted by the board of directors. The following is the report of our audit committee.

Financial Statement Review; Discussions with Management and Independent Auditors

         We have reviewed and discussed the company's audited financial statements for 2002 with management and Deloitte & Touche LLP, who provided the independent auditors' report on those financial statements. Management represented to us that the audited financial statements were prepared in accordance with accounting principles generally accepted in the United States.

         We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as amended, by the Independence Standards Board, and have discussed with the independent auditors their independence from the company and management. We have also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

         In addition, we have discussed with the independent auditors the overall scope and plans for their audit, and have met with the independent auditors and management to discuss the results of their examination, their understanding and evaluation of the company's internal controls as they considered necessary to support their opinions on the financial statements for 2002, and various factors affecting the overall quality of the company's financial reporting. The independent auditors also have had opportunities to meet with us without management being present to discuss any of these matters.

         Based on these reviews and discussions, we recommended to the board of directors that the financial statements for 2002 referred to above be included in the company's annual report on Form 10-K for the year ending December 31, 2002.

Consideration of Auditors' Independence

         We have considered whether the provision of the services covered under the section below entitled "All Other Fees" for 2002 is compatible with maintaining the auditors' independence and have discussed with the auditors their independence from the company and management.

                               The Audit Committee

                                Daniel R. Gaubert
                                 Donald L. Moore
                                  Perry Segura
                                  George C. Yax

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

FEES FOR ACCOUNTING SERVICES

         Audit Fees. Deloitte & Touche LLP billed our Company approximately $113,200 for the audit of our financial statements for 2002 and for a review of the unaudited interim financial statements included in our Form 10-Q for the quarter ended September 30, 2002. Ernst & Young LLP billed our company approximately $22,405 for reviews of the unaudited interim financial statements included in our Forms 10-Q for the quarters ended March 31 and June 30, 2002, and $91,034 for the audit of our financial statements for 2001 and for the reviews of the unaudited financial statements included in our Forms 10-Q for 2001.

         Audit Related Fees. Deloitte & Touche billed our Company approximately $32,000 for audit related services for 2002. These services included assistance in responding to comments received from the staff of the Securities and Exchange Commission related to previous filings under the Securities Exchange Act of 1934 (the "Exchange Act") and accounting complexities associated with the Midland transaction. Ernst & Young billed our company $1,200 for all other services in 2001. These services included accounting consultations.

         Tax Fees. Deloitte & Touche did not perform any tax related fees for 2002. In 2001, Ernst & Young billed our Company approximately $1,200 for services related to an income tax refund.

         All Other Fees. We did not incur any other fees for 2002 or 2001.

RESIGNATION OF ERNST & YOUNG

         Ernst & Young, which served as our independent auditor since our initial public offering in September 1997, resigned effective August 15, 2002. Ernst & Young notified us of its resignation on August 13, 2002. Ernst & Young's resignation was not recommended or approved by our board of directors or audit committee. Ernst & Young's report on our financial statements for the year ended December 31, 2001 included an explanatory paragraph stating that there was substantial doubt regarding our ability to continue as a going concern. This was the only such statement included in a report of Ernst & Young on our financial statements during its five-year engagement as our independent auditor. During the five-year period of this engagement through August 15, 2002, we did not have any disagreement with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Ernst & Young's satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with its report on our financial statements.

APPOINTMENT OF DELOITTE & TOUCHE

         On November 6, 2002, upon the recommendation of our audit committee, we appointed Deloitte & Touche LLP as the independent auditors of our financial statements for 2002. Our shareholders approved this selection at the 2002 annual meeting. During 2001, fiscal 2000, transition 2000, 2001, and the period prior to the engagement of Deloitte & Touche, neither our company nor anyone else acting on our behalf consulted Deloitte & Touche regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a disagreement or a reportable event during our engagement of Ernst & Young as our independent auditor.

        PROPOSAL ONE: RATIFY THE APPOINTMENT OF OUR INDEPENDENT AUDITORS

         Our board of directors seeks shareholder ratification of its appointment of Deloitte & Touche to act as the independent auditors of our financial statements for 2003. Our board has not determined what, if any, action it would take should the appointment of Deloitte & Touche not be ratified. A representative of Deloitte & Touche is expected to be present at the annual meeting and will have the opportunity to make a statement and respond to appropriate questions.

             PROPOSAL TWO: INCREASE THE AUTHORIZED NUMBER OF SHARES
                               OF OUR COMMON STOCK

         Our board of directors has unanimously adopted a resolution recommending to our shareholders the approval of an amendment to Article III(A) of our articles of incorporation to increase the authorized number of shares of our common stock from 20,000,000 shares to 150,000,000 shares. The additional shares of common stock to be authorized by approval of Proposal Two would have rights identical to those of the currently outstanding shares of our common stock. These rights do not include preemptive rights with respect to the future issuance of any additional shares.

         Our articles of incorporation currently authorize us to issue 25,000,000 shares of capital stock, consisting of 20,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, no par value per share; 750 shares of our authorized preferred stock have been designated as series A preferred stock. As of October 15, 2002, 8,189,972 shares of our common stock and 738 shares of our series A preferred stock were outstanding. Each share of our series A preferred stock is convertible into 100,000 shares of common stock (10,000 shares, if the proposed one-for-ten reverse stock split described in Proposal Three becomes effective) and this conversion will occur when the amendment to our articles of incorporation becomes effective. All 738 shares of our series A preferred stock are held by Midland. We are not proposing any change in the authorized number of shares of our preferred stock. However, our board of directors has approved an amendment to our articles of incorporation eliminating the provisions designating our series A preferred stock, subject to shareholder approval of Proposal Two and the effectiveness of the amendment to our articles of incorporation effecting Proposal Two. Under Louisiana law, these provisions may be eliminated by our board of directors without shareholder approval.

         The proposed amendment to Article III(A) of our articles of incorporation to effect Proposal Three is set forth in Appendix B to this proxy statement and is incorporated herein by reference. If approved by our shareholders, the amendment to our articles of incorporation will become effective immediately after the annual meeting.

Purposes of the Amendment

         We seek to increase the authorized number of shares of our common stock in order to:

o provide the number of shares of our common stock needed for the conversion of our series A preferred stock, and cause such conversion to occur;

o provide the number of shares of our common stock that would be required in the event Midland were to convert all of the $10,651,564 convertible debenture (convertible at $0.35 per share, or $3.50 per share if the proposed one-for-ten reverse stock split described in Proposal Three becomes effective) issued to it pursuant to the Midland agreement;

o provide the number of shares of our common stock reserved for issuance under our outstanding options and under our long-term incentive plans; and

o give us the flexibility to conduct a variety of corporate transactions, such as public offerings, private placements, forward stock splits, acquisition transactions and other business combinations (none of which are currently contemplated).

         The following table summarizes the uses of the proposed number of authorized shares of our common stock, both before and after taking into account the effect of the one-for-ten reverse stock split described in Proposal Three:

                                                                        Pre-Split        Post-Split
                                                                       ------------     ------------

Shares of common stock outstanding ...............................        8,189,972          818,997
Reserve for shares issuable under incentive plans and warrant ....        3,125,000          312,500
Conversion of series A preferred stock held by Midland ...........       73,800,000        7,380,000
Reserve for convertible debenture held by Midland ................       30,434,285        3,043,428
Reserve for rights offering to shareholders ......................       16,379,944        1,637,994
Unallocated shares ...............................................       18,070,799        1,807,081
                                                                       ------------     ------------

Total proposed authorized shares of common stock .................      150,000,000       15,000,000
                                                                       ============     ============

----------

Except for the issuance of such additional options and rights as may be approved by our directors pursuant to our long-term incentive plans, we currently have no plans or commitments to issue any of the unallocated shares.

         Upon conversion of its 738 shares of our series A preferred stock, Midland will own approximately 90% of our outstanding common stock and, if Midland converts its convertible debenture, it would own approximately 93% of our outstanding common stock.

         Midland and Mr. Hines, by way of his ownership interest in Midland (see "Transactions with Midland"), have an interest in having Proposal Two approved by our shareholders because, without the amendment to our articles of incorporation to increase the authorized number of shares of our common stock, there would be an insufficient number of authorized shares of our common stock to permit the conversion of Midland's shares of series A preferred stock or its convertible debenture (although Midland has advised us that it does not currently intend to convert its debenture, either in whole or in part, nor does it have an obligation to do so). As noted above, the issuance of shares of our common stock to Midland in conversion of either or both of the convertible debenture or series A preferred stock will reduce the proportionate interests in our company held by the current holders of our common stock. For further information regarding the convertible debenture and series A preferred stock, please see "Transactions with Midland."

Effects of the Amendment

         The number of authorized shares of our common stock is currently insufficient to cover all of the contemplated uses of those shares described above. Approval of Proposal Two will permit us to issue a sufficient number of shares of our common stock to satisfy those uses, and will leave approximately 124 million shares that are unallocated to currently contemplated uses (after taking into account the effect of the one-for-ten reverse stock split described in Proposal Three). The issuance of the unallocated shares could be approved by our board of directors on terms determined by our board without further action by our shareholders, unless shareholder approval were required by Louisiana law or by the listing requirements of The Nasdaq Stock Market. Under our articles of incorporation, shareholders have no preemptive rights to subscribe to or purchase any shares of our common stock or other securities. The issuance of additional shares of our common stock other than on a pro rata basis to all current holders of shares of our common stock will reduce the proportionate interests in our company held by current holders of our common stock.

Vote Required for Passage of the Amendment

         Approval of Proposal Two requires the affirmative vote of a majority of the votes present or represented at the annual meeting.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL TWO.

            PROPOSAL THREE: EFFECT A ONE-FOR-TEN REVERSE STOCK SPLIT

         Our board of directors has unanimously approved, and recommended for shareholder approval, a proposal to amend Article III of our articles of incorporation that would effect a one-for-ten reverse stock split of the outstanding shares of our common stock (the "reverse stock split").

         Under Proposal Three, each ten shares of our common stock outstanding as of the close of business on the effective date of the amendment will be automatically converted into one share of our common stock. No fractional shares of our common stock will be issued in connection with the reverse stock split. In lieu thereof, each shareholder otherwise entitled to a fractional share of our common stock will receive one whole share of our common stock. This amendment will not change the $0.01 par value per share of our common stock or the number of authorized shares of our common stock, although an increase in the authorized number of shares of our common stock will be separately proposed for approval by shareholders at the annual meeting and is described in Proposal Two of this proxy statement.

         The proposed amendment to Article III of our articles of incorporation to effect the reverse stock split is set forth in Appendix B to this proxy statement and is incorporated herein by reference. If approved by our shareholders, the reverse stock split will become effective upon the filing of articles of amendment to our articles of incorporation with the Louisiana Secretary of State. We plan to file the articles of amendment as soon as practicable if the reverse stock split is approved at the annual meeting; however, in connection with the proposed reverse stock split, we are requesting that our shareholders grant to our board of directors the right to defer the filing of the articles of amendment or to abandon the proposed amendment before it becomes effective, whether before or after the annual meeting, if for any reason our board deems it advisable to do so.

Purpose of the Reverse Stock Split

         The purpose of the reverse stock split is to decrease the number of outstanding shares of our common stock in order to increase the market value of each share of our common stock. Our common stock is currently listed for trading on The Nasdaq SmallCap Market under the symbol "UFABC." In order for our common stock to continue to be listed, we must satisfy the listing maintenance standards established by Nasdaq. Under Nasdaq's listing maintenance standards, if the closing bid price of our common stock is less than $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 90 calendar days following notification by Nasdaq, Nasdaq may delist our common stock from trading. On [May 15, 2003], the closing price of our common stock on The Nasdaq SmallCap Market was [$0.36] per share. Our common stock has not traded at or above $1.00 per share since April 11, 2002, when the high trading price was $1.00 per share.

         Our common stock was previously listed on the Nasdaq National Market. On February 14, 2002, we received a letter from Nasdaq advising us that our common stock had failed to meet Nasdaq's minimum bid price requirement and that, if we were unable to demonstrate compliance with this requirement by May 15, 2002, our common stock would be subject to delisting from the Nasdaq National Market. On June 10, 2002, we transferred our common stock from the Nasdaq National Market to The Nasdaq SmallCap Market, which afforded us the remaining balance of The Nasdaq SmallCap Market's 180-day grace period. As a result, we had until August 13, 2002 to demonstrate compliance with Nasdaq's minimum bid price requirement, which we failed to do. On August 14, 2002, we received a second letter from Nasdaq advising us that our common stock would be delisted if it failed to meet Nasdaq's minimum bid price requirement during the 90 calendar days ending February 10, 2003. In a series of subsequent Nasdaq actions, including action by a Nasdaq listing qualifications panel, we have been granted extensions within which to meet the $1.00 minimum bid price requirement, the latest of which will expire [_________]. If Proposal Three is not approved by our shareholders at the annual meeting it is likely that we will not be able to meet the minimum bid price requirement by the [_________] deadline date, as a result of which it is likely that we would be delisted from the Nasdaq SmallCap Market. Even if our shareholders approve Proposal Three and the reverse stock split is effectuated, it is still possible that we will not sustain a minimum bid price of $1.00 per share or more for at least ten trading days, as a result of which we could ultimately be delisted.

         Any delisting of our common stock from The Nasdaq SmallCap Market would impair a holder's ability to sell, or to obtain accurate quotations as to the market value of, our common stock. If a delisting were to occur, trading in our common stock may continue on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc., although no such continued trading can be assured.

         Our board of directors believes that the key to increasing the price investors are willing to pay for a share of our common stock is to increase our company's revenues and earnings. However, our board of directors also believes that reducing the number of shares of our common stock outstanding will substantially improve the likelihood that the market price for our common stock on The Nasdaq SmallCap Market will increase to a level that exceeds the minimum bid price of $1.00 per share required to maintain our Nasdaq listing.

         It is nevertheless uncertain whether the market price per share of our common stock after a reverse stock split will exceed or remain in excess of Nasdaq's $1.00 minimum bid price requirement. The history of reverse stock splits for companies in circumstances similar to ours is varied. Although the market price for an equity security should increase by ten times in connection with a one-for-ten reverse stock split of an exchange-traded security with a high trading volume, the reaction of the market to a reverse stock split in a security that is thinly traded, such as our common stock, is not as predictable. The market price of our common stock after a reverse stock split will also be affected by our performance and other factors unrelated to the proposed reduction in the number of our outstanding shares. Consequently, the trading price for our common stock may not increase ten-fold, or at all, as a result of the proposed reverse stock split.

Effects of the Reverse Stock Split

         If Proposal Three is approved at the annual meeting and becomes effective, each outstanding share of our common stock as of the effective date of the reverse stock split will immediately and automatically be changed into one-tenth of a share of our common stock. No fractional shares of common stock will be issued in connection with the proposed reverse stock split. Holders of our common stock who would otherwise receive a fractional share of common stock pursuant to the reverse stock split will have their fractional share rounded up to one full share of our common stock.

         As of June 2, 2003, the record date for the annual meeting, there were 8,189,972 shares of our common stock issued and outstanding. Assuming the reverse stock split were to occur on that date, the number of our shares issued and outstanding would be approximately 818,997 shares (subject to adjustment due to rounding of fractional shares). Moreover, the number of shares of our common stock that may be received upon the conversion or exercise of our outstanding securities convertible or exercisable for shares of our common stock, such as the stock options granted under our long-term incentive plans and the series A preferred stock and convertible debenture held by Midland, would be adjusted appropriately as of the effective date of the reverse stock split. For further information regarding the series A preferred stock and convertible debenture issued to Midland, please see "Transactions with Midland."

         The reverse stock split will also, in effect, increase the number of shares of our common stock authorized for future issuance because the number of outstanding shares of our common stock would be reduced from 81,989,972 shares to approximately 8,198,997 shares as a result of the reverse stock split. For a description of the effects of an increase in our shares of common stock available for issuance and our uses of the additional shares that would be available for issuance as a result of the proposed reverse stock split, please see Proposal Two in this proxy statement.

         The reverse stock split will apply to all issued and outstanding shares of our common stock and to all outstanding rights to purchase our common stock and to convert other securities into our common stock. The proposed reverse stock split will not alter the relative rights and preferences of our existing shareholders, except to the extent that holders of fractional shares resulting from the reverse stock split receive one whole share of our common stock in lieu of a fractional share. We estimate that the number of new shares of our common stock issued to round up fractional shares will be approximately 1,000 whole shares, or approximately .012% of our currently outstanding shares of common stock. Consequently, the amount of dilution of any shareholder caused by the rounding up of fractional shares will be very small.

         If Proposal Three is approved and becomes effective, some shareholders will, as a result of the split, own less than one hundred shares of our common stock. A purchase or sale of less than one hundred shares (an "odd lot" transaction) may result in incrementally higher trading costs through certain brokers, particularly "full service" brokers. Therefore, those shareholders who own less than one hundred shares following the reverse stock split may be required to pay higher transaction costs should they then determine to sell their shares of our common stock. In addition, the reduced number of shares of our common stock outstanding as a result of the reverse stock split could adversely affect the liquidity of our common stock. We have no current intention to repurchase any odd-lot holdings or any other shares of our common stock.

         As noted above, the reverse stock split will not affect the par value per share of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to our common stock will be reduced to approximately one-tenth of its present amount, and our additional paid-in-capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding as a result of the reverse stock split.

         The proposed reverse stock split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Exchange Act. Our common stock will continue to be registered under the Exchange Act and we will continue to be subject to the Exchange Act's periodic reporting requirements.

Federal Income Tax Consequences of the Reverse Stock Split

         THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT TO OUR SHAREHOLDERS WHO ARE CITIZENS OR RESIDENTS OF THE UNITED STATES. THIS DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. NO OPINION OF COUNSEL OR RULING FROM THE INTERNAL REVENUE SERVICE HAS BEEN SOUGHT OR OBTAINED WITH RESPECT TO THE FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT. BECAUSE OF THE COMPLEXITY OF THE INTERNAL REVENUE CODE AND OTHER TAX LAWS, AND BECAUSE TAX CONSEQUENCES MAY VARY DEPENDING ON THE PARTICULAR FACTS RELATING TO EACH SHAREHOLDER, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

         The proposed reverse stock split will not be a taxable transaction to our company as the transaction qualifies for non-recognition treatment under the Internal Revenue Code of 1986, as amended (the "Code"). Shareholders will not recognize gain or loss as a result of the reverse stock split.

         Each shareholder's aggregate basis in our common stock received as a result of the reverse stock split will equal the shareholder's aggregate basis in our common stock prior to the effective date of the reverse stock split and generally will be allocated among the shares of our common stock held following the reverse stock split on a pro-rata basis. Shareholders who have used the specific identification method to identify their basis in shares of our common stock combined in the reverse stock split should consult their own tax advisors to determine their basis in the post-reverse stock split shares of our common stock. A shareholder's holding period for shares of our common stock received as a result of the reverse stock split will be the same as the holding period of the shares of our common stock exchanged therefor.

Exchange of Stock Certificates

         If Proposal Four is approved at the annual meeting and effected by our board of directors, each certificate representing shares of our common stock that is issued and outstanding, or issued and held by our company, shall immediately on the effective date be deemed to represent one-tenth of a share of our common stock for each share of our common stock now represented by such certificate. Each holder of a certificate for one or more shares of our common stock (a "registered shareholder"), as of the effective date, shall be entitled to receive, as soon as practicable after the effective date and upon surrender of the certificate to our transfer agent, a new certificate representing one-tenth of a share of our common stock (subject to the rounding procedures previously discussed) for each share of our common stock represented by the existing certificate immediately prior to the effective date.

         If Proposal Three is approved and effected by our board of directors and you are a registered shareholder, you may contact our transfer agent, Computershare Investor Services, in writing at 350 Indiana Street, Suite 800, Golden, Colorado, 80401, Attention: Shareholder Services, or by telephone at
(303) 262-0600, for information regarding the procedures for surrendering and exchanging your stock certificates. Please note that registered shareholders are not required to exchange their certificates. Please also note that registered shareholders will not be able to exchange their certificates until after the effective date of the reverse stock split. We will issue a press release on the effective date announcing the effectiveness of the reverse stock split, and will file a Form 8-K with the SEC containing our press release. Registered shareholders who do elect to surrender their certificates in exchange for new certificates reflecting the reverse stock split will be required to pay a $20.00 exchange fee per certificate. Any legends set forth on any existing certificate will also be set forth on the corresponding new certificate. If not exchanged after the reverse stock split becomes effective, existing certificates will thereafter represent one-tenth of the number of shares that they previously represented, plus one whole share in lieu of any fractional share.

         The account of each shareholder who holds shares of our common stock in "street name" through a broker, bank or other institution will be automatically changed to reflect the appropriate number of shares to be held by the shareholder after the effective date of the reverse stock split without the need for any action on the part of the shareholder.

Vote Required for Passage of the Reverse Stock Split

         Approval of Proposal Three requires the affirmative vote of a majority of the votes present or represented at the annual meeting.

    OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL THREE.

EQUITY COMPENSATION PLAN INFORMATION

         The following table provides information about shares of our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2002. The information in this table has not been adjusted to reflect the proposed one-for-ten reverse stock split described in Proposal Four.

                                                                                                   Number of securities
                                                                                                 remaining available for
                                    Number of securities to be    Weighted-average exercise    future issuance under equity
                                     issued upon exercise of        price of outstanding      compensation plans (excluding
                                       outstanding options,         options, warrants and        securities reflected in
                                       warrants and rights                 rights                      column (a))
       Plan Category                           (a)                           (b)                           (c)
       -------------                --------------------------    -------------------------   -----------------------------

Equity compensation plans
approved by security
holders(1) ......................                731,333                $             2.93                     1,768,667(3)
Equity compensation plans
not approved by security
holders(2) ......................                 93,600                $             7.12                       471,400(3)
                                      ------------------                ------------------            ------------------

         Total ..................                824,933                $             3.42                     2,240,067
                                      ==================                ==================            ==================

----------

(1)      Reflects options granted under our company's long-term incentive plan.

(2) Reflects options granted under our company's employee long-term incentive plan.

(3) All of the referenced shares may be issued to participants through incentive stock options, nonqualified stock options, restricted stock or "other stock-based awards" (which are based in whole or in part on the value of our Common Stock).

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the forms received by us, we believe that during 2002, all filing requirements applicable to our officers, directors and greater than 10% stockholders were timely met.



                           INCORPORATION BY REFERENCE

         The following items are incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 31, 2003 (Commission file number: 0-29416):

     o   Financial Statements and Supplementary Data;

     o Management's Discussion and Analysis of Financial Condition and Results of Operations; and

     o   Quantitative and Qualitative Disclosures about Market Risk.

         The following items are incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 15, 2003:

     o   Financial Statements;

     o Management's Discussion and Analysis of Financial Condition and Results of Operations; and

     o   Quantitative and Qualitative Disclosures about Market Risk.

         A copy of our Annual Report on Form 10-K is included in our annual report to shareholders for the year ended December 31, 2002. The annual report to shareholders and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 accompany this proxy statement.


                                             By Order of the Board of Directors

New Iberia, Louisiana
June __, 2003                                Martin K. Bech

                                                                      APPENDIX A


               PROPOSED AMENDMENT TO OUR ARTICLES OF INCORPORATION
         TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF OUR COMMON STOCK

         Effective immediately after the Meeting, Article III of the Articles, entitled "Capital," is amended to restate paragraph A in its entirety as follows:

                  A. Authorized Stock. The Corporation shall have the authority to issue an aggregate of 155,000,000 shares of capital stock, of which 150,000,000 shares shall be Common Stock, $0.01 par value per share, and 5,000,000 shares shall be Preferred Stock, no par value per share.

                                                                      APPENDIX B

               PROPOSED AMENDMENT TO OUR ARTICLES OF INCORPORATION
             TO EFFECT THE PROPOSED ONE-FOR-TEN REVERSE STOCK SPLIT

         Article III of the Articles, entitled "Capital," is amended to add at the end thereof a new paragraph C as follows:

                  C. Reverse Stock Split. At the close of business on [date] ("Effective Date"), each ten outstanding shares of the Corporation's Common Stock, $0.01 par value per share, held of record on the Effective Date, shall be and hereby are automatically reclassified and converted, without further action, into one share of the Corporation's Common Stock, $0.01 par value per share. Each certificate representing shares of Common Stock issued and outstanding, or issued and held by the Corporation, on the Effective Date, shall thereafter for all purposes be deemed to represent one share of Common Stock for each ten shares of Common Stock theretofore represented by such certificate. No scrip or fractions of shares shall be issued as a result of this amendment to Article III. In lieu of receiving fractions of shares, each shareholder of record otherwise entitled to receive fractions of shares of Common Stock as a result of this amendment to Article III shall be entitled to receive one whole share of Common Stock. The shares of Common Stock represented by certificates issued pursuant to this paragraph shall be validly issued, fully paid and non-assessable. This amendment to Article III shall not affect the number of authorized shares of Common Stock or the par value per share of the Common Stock. On the Effective Date, the Corporation's stated capital attributable to the Common Stock shall be reduced to one-tenth of its amount prior to the Effective Date, and the Corporation's capital surplus shall be credited with the amount by which the Corporation's stated capital is so reduced.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           UNIFAB INTERNATIONAL, INC.

                  The undersigned hereby constitutes and appoints Martin K. Bech and Peter J. Roman, or either of them, proxy for the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated on the reverse side, all of the shares of Common Stock of UNIFAB International, Inc. (the "Company") that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on July 10, 2003, and at any and all adjournments thereof (the "Annual Meeting").

                  This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (A) FOR THE EIGHT NOMINEES LISTED; (B) FOR PROPOSAL 1 TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS; (C) FOR PROPOSAL 2 TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 150,000,000; AND (D) FOR PROPOSAL 3 TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO EFFECT A ONE-FOR-TEN REVERSE STOCK SPLIT PURSUANT TO WHICH EVERY TEN SHARES OF COMMON STOCK WOULD BE CONVERTED INTO ONE SHARE OF COMMON STOCK.





                            (PLEASE SEE REVERSE SIDE)

[X] Please mark your votes as in this example

To elect eight directors to serve until the Company's 2004 annual meeting or until their respective successors are duly elected and qualified.

                     [ ] FOR all nominees listed below (except as marked to the contrary)

                     [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

     INSTRUCTIONS:   TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                     STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

         Frank J. Cangelosi, Jr. / William A. Downey / Daniel R. Gaubert
            William A. Hines / Donald L. Moore / Allen C. Porter, Jr.
                          Perry Segura / George C. Yax

PROPOSAL 1        To ratify the appointment of Deloitte & Touche LLP as the
                  Company's independent auditors to audit its financial statements for 2003.

                     [ ] FOR            [ ] AGAINST           [ ] ABSTAIN

PROPOSAL 2        To amend the Company's articles of incorporation to increase the number of authorized shares of common stock to 150,000,000.

                     [ ] FOR            [ ] AGAINST           [ ] ABSTAIN

PROPOSAL 3        To amend the Company's articles of incorporation to effect a one-for-ten reverse stock split pursuant to which every ten shares of common stock would be converted into one share of common stock.

                     [ ] FOR            [ ] AGAINST           [ ] ABSTAIN


                                                 Please sign exactly as name
                                                 appears on the certificate
                                                 or certificates representing
                                                 shares to be voted by this
                                                 proxy. When signing as
                                                 executor, administrator,
                                                 attorney, trustee or guardian,
                                                 please give full title as such.
                                                 If a corporation, please sign
                                                 in full corporate name by
                                                 president or other authorized
                                                 officer. If a partnership,
                                                 please sign in partnership name
                                                 by authorized persons.


                        , 2003
     -------------------           ---------------------------------------
            DATE                             NAME (PLEASE PRINT)


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                         SIGNATURE


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           ADDITIONAL SIGNATURE (IF JOINTLY HELD)